Exhibit (l)

666 Third Avenue
New York, New York 10017
212-395-3000
212-983-3115 fax
www.mintz.com

November 7, 2017

SharesPost 100 Fund

101 Jefferson Drive, Floor 2

Menlo Park, CA 94025

Re: Form N-2 Registration Statement (Registration Nos. 333-184361 and 811-22759)

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed on December 12, 2013 with the SharesPost 100 Fund Registration Statement filed on Form N-2. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 13 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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